Exhibit 5.1

250 VESEY STREET  •  NEW YORK, NEW YORK  10281.1047

TELEPHONE: +1.212.326.3939 • JONESDAY.COM

May 29, 2025

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212

Re:	$500,000,000 of 4.900% Senior Notes due 2030 and $750,000,000 of 5.500% Senior Notes due 2035 of Westinghouse Air Brake Technologies Corporation

Ladies and Gentlemen:

We are acting as counsel for Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of 4.900% Senior Notes due 2030 and $750,000,000 aggregate principal amount of 5.500% Senior Notes due 2035 of the Company (collectively, the “Notes”), and the full and unconditional guarantee of the Notes (each a “Guarantee”, and collectively the “Guarantees”) by the guarantors listed on Exhibit A hereto (collectively, the “Guarantors”), pursuant to the Underwriting Agreement, dated May 19, 2025 (the “Underwriting Agreement”), by and among the Company, the Guarantors and BNP Paribas Securities Corp., BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, acting as representatives of the several underwriters named therein (the “Underwriters”).  The Notes and the Guarantees are to be issued under the indenture, dated August 8, 2013, by and between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as trustee (the “Base Trustee”), as amended and supplemented by the second supplemental indenture, dated November 3, 2016 (the “Second Supplemental Indenture”), among the Company, the guarantors party thereto and the Base Trustee (collectively, the “Base Indenture”).  The Base Indenture, as further amended and supplemented by the fourteenth supplemental indenture relating to the Notes, dated May 29, 2025 (the “Fourteenth Supplemental Indenture”), among the Company, the Guarantors, the Base Trustee and U.S. Bank Trust Company, National Association, as series trustee (the “Series Trustee”), is collectively referred to herein as the “Indenture”.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID
MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Westinghouse Air Brake Technologies Corporation May 29, 2025 Page 2

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company.

2.	The Guarantees constitute valid and binding obligations of the Guarantors.

For purposes of the opinions expressed herein, we have assumed that (i) each of the Base Trustee and the Series Trustee, respectively, has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Series Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of each of the Base Trustee and the Series Trustee, as the case may be.

For purposes of the opinion expressed in paragraph 2, we have assumed that (i) Transportation Systems Services Operations Inc. (the “Other Guarantor”) is a corporation existing and in good standing under the laws of the State of Nevada, (ii) the Guarantee of the Other Guarantor referred to therein has been (A) authorized by all necessary corporate action of the Other Guarantor and, (B) executed and delivered by the Other Guarantor under the laws of the State of Nevada, and (iii) the execution, delivery, performance and compliance with the terms and provisions of such Guarantee by the Other Guarantor does not violate or conflict with the laws of the State of Nevada, or the terms and provisions of the articles or certificate of incorporation or bylaws of the Other Guarantor.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others. The opinions expressed herein are limited to the (i) laws of the State of New York, (ii) General Corporation Law of the State of Delaware, and (iii) Delaware Limited Liability Company Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-275386) (the “Registration Statement”), filed by the Company and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day

Exhibit A

Name	State of Incorporation
GE Transportation, a Wabtec Company	Delaware
RFPC Holding Corp.	Delaware
Transportation IP Holdings, LLC	Delaware
Wabtec Components LLC	Delaware
Wabtec Holding, LLC	Delaware
Wabtec Railway Electronics Holdings, LLC	Delaware
Wabtec Transportation Systems, LLC	Delaware
Wabtec US Rail, Inc.	Delaware
Transportation Systems Services Operations Inc.	Nevada